Exhibit 10.4

FORBEARANCE AGREEMENT

     This FORBEARANCE AGREEMENT (this “Agreement”), dated as of November 11, 2011, is by and among DAYBREAK OIL AND GAS, INC., a Washington corporation (“Daybreak”) and WELL WORKS, LLC, a Utah limited liability company (“Well Works”).

     WHEREAS, Daybreak and Well Works are parties to (i) that certain Secured Convertible Promissory Note, dated September 17, 2010 (the “Note”), (ii) that certain Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement, dated as of September 17, 2010 (the “Mortgage”) (iii) that certain Loan Extension Agreement, dated September 19, 2011 (the “Extension Agreement”); and (iv) that certain Forbearance Agreement dated October 24, 2011 (the “October Forbearance Agreement” and, together with the Note, the Mortgage, and the Extension Agreement, the “Loan Documents”);

     WHEREAS, as of the date hereof, the Events of Default listed on Exhibit A hereto have either occurred and are continuing as of the date hereof or are expected to occur prior to the expiration of the Forbearance Period (defined below) (collectively, the “Known Defaults”); and

     WHEREAS, Daybreak has requested that Well Works forbear from exercising its rights and remedies under the Note and the other Loan Documents during the Forbearance Period;

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

       1.      Defined Terms. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Note

2.	Forbearance by Well Works.

               (a) On the terms and subject to the conditions set forth herein, from the date  hereof until the Termination Date (defined below) (the “Forbearance Period”), Well Works agrees to forbear from exercising its rights and remedies under the Note and the other Loan Documents, including, without limitation, accelerating repayment of the Note and other obligations outstanding under the Loan Documents.

              (b) Neither the execution and delivery by Well Works of this Agreement nor the forbearance by Well Works pursuant to the terms of this Agreement shall be construed to be a waiver of any Event of Default (including the Known Defaults) under any Loan Document. Well Works and Daybreak further acknowledge and agree, subject to the terms of Section 5, that (i) Well Works retains all such rights, and at any time after the Termination Date, Well Works shall be permitted to exercise and enforce such rights; and (ii) any exercise of rights by Well Works upon termination of its agreement to forbear hereunder shall not be affected by reason of such forbearance.

     3. Representations and Warranties of Daybreak. Daybreak represents and warrants that, as of the date hereof, this Agreement has been duly executed and delivered by Daybreak, and constitutes a legal, valid and binding obligation of Daybreak, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Daybreak further represents and warrants that the oil and gas leases described in Exhibit B are all of the leases where Daybreak owns a working interest in the area known as the East Slope, located in Kern County, California.

     4. Ownership. Well Works represents and warrants to Daybreak that it is the sole holder and legal and beneficial owner of the Note and the rights as a creditor and secured party under the Loan Documents.

     5. Payment. Notwithstanding the terms of any of the Loan Documents or any other agreements entered into by the parties, if on or prior to the Termination Date, Daybreak makes the following payments to Well Works, the obligations of Daybreak under the Loan Documents shall be satisfied in full and shall terminate and no longer be of any force and effect and Well Works shall release Daybreak from its obligations under such agreements:

  Payment of the outstanding balance on the Note. ($750,000.00).

  Payment of the extension fee and the attorneys fees set forth in Section 2 of the Extension Agreement. ($57,000.00).

  Payment of the additional interest set forth in Section 3 of the Extension Agreement ($9,105.00).

  Payment of additional legal fees incurred by Well Works in preparing the October Forbearance Agreement ($10,000.00).

  Payment of the unpaid interest on the $143,000.00 principal reduction set forth in Section 2 of the Extension Agreement ($2,145.00).

  Payment of the interest due on the entire outstanding balance from October 19, 2011 to November 10, 2011 at an 18% per annum default interest rate ($9,108.00).

  Payment of the interest due on the entire outstanding balance from November 11, 2011 to November 18, 2011 at an 18% per annum per default interest rate ($3,353.00).

  Payment of an additional extension fee ($12,500.00).

In addition to the above listed payments due to Well Works on or before the Termination Date, totaling $853,211.00, Daybreak granted to Well Works a three percent Overriding Royalty Interest (“ORRI”) pursuant to an Override Grant assigning such ORRI to Well Works which was recorded in Kern County, California on November 4, 2011. The ORRI grant replaced in its entirety the Assignment of Profits Interest Agreement, dated September 17, 2010, by and between Daybreak, as assignor, and Well Works, as assignee, which was terminated by that certain Assignment of Net Profits Interest Termination Agreement, dated November 4, 2011, by and between Daybreak and Well Works, which was recorded in Kern County, California on November 4, 2011.

The parties further agree that the Technical and Consulting Services Agreement, dated September 17, 2010, by and between Daybreak and Well Works shall have its term extended until November 18, 2012.

    6.   Termination.

       (a) This Agreement and the agreement of Well Works to forbear hereunder shall terminate at 11:59 p.m. Houston, Texas time on November 18, 2011 (the “Termination Date”).

       (b) Subject to the terms of Section 5, upon the Termination Date Well Works immediately, and without notice, shall be entitled to exercise all rights and remedies provided at law or in equity and under the Loan Documents.

     7. Loan Documents. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes any prior representations, understandings or agreements. There are no representations, warranties, agreements, conditions or covenants, of any nature whatsoever (whether express or implied, written or oral) between the parties hereto with respect to such subject matter except as expressly set forth herein.

     8. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement in a portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

     9. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     10. GOVERNING LAW. THIS AGREEMENT, AND ANY CLAIMS OR ACTIONS ARISING HEREUNDER OR IN CONNECTION HEREWITH (WHETHER SOUNDING IN CONTRACT OR IN TORT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF UTAH, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

     11. Mutual Agreement. This Agreement has been entered into without force or duress, of the free will of each of the parties. The decision by each of the parties to enter into this Agreement is a fully informed decision, and each of the parties is aware of all legal and other ramifications of such decision.

     12. Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

     13. Further Assurances. The parties agree to execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intentions of the parties as expressed herein.

[Signature Page to Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first written above

                                                                                                                                                                                                               DAYBREAK OIL AND GAS, INC.

                                                                                                                                                                                                                By: /s/ JAMES F. WESTMORELAND
                                                                                                                                                                                                                          Name: James F. Westmoreland
                                                                                                                                                                                                                          Title: President and Chief Executive Officer

                                                                                                                                                                                                                WELL WORKS, LLC

                                                                                                                                                                                                                 By: /s/ ERIC B. HALE
                                                                                                                                                                                                                           Name: Eric B. Hale
                                                                                                                                                                                                                           Title: Managing Member

[Signature Page to Forbearance Agreement]

EXHIBIT A

(Known Defaults)

1.	The failure of Daybreak to deliver to Well Works, pursuant to the terms of the Note, the sum of $750,000 on or before September 17, 2011 or September 19, 2011.
2.	The failure of Daybreak to repay the Note on or before October 19, 2011 at 5:00 p.m. (Mtn. Time).
3.	The failure of Daybreak to make the payments as set forth in Section 2 of the Extension Agreement.
4.	The failure of Daybreak to pay $9,105 in interest on October 19, 2011.
5.	Interest due from October 20, 2011 to payment date.
6.	The failure of Daybreak to make payments to Well Works as set forth in Section 5 of the October Forbearance Agreement.